Exhibit 99.1

                                  Risk Factors

Risks Relating to Our Business

We have no history running our business upon which investors may evaluate our performance.

We are in the very early stage of implementing our business plan. We have not engaged in any activities beyond that of obtaining 20 unpatented claims for one mining prospect through a consulting company. We have not engaged in exploratory activities in respect of the one prospect to which we have rights. You should consider our business future based on the risks associated with our early stage.

Our ability to operate will depend on our ability to face all the challenges of a new business.

We expect to face many challenges in the start up of our business. These will include:

--       Engaging the services of qualified support personnel and consultants;

--       Establishing and maintaining budgets;

--       Implementing appropriate financial controls;

--       Acquiring relevant information efficiently;

--       Staking and evaluating appropriate mining prospects; and

--       Establishing initial exploration plans for mining prospects.

The failure to address one or more of these may impair our ability to carry out our business plan.

We will be dependant on others for the implementation of our business plan in the early periods.

To initially locate and obtain mining prospects, we have relied upon and will continue to rely on an outside consultant. We also plan to rely on other consultants and independent contractors in the exploratory and later stages of our business plan. More particularly, these stages will include exploration for and verification of mineral deposits on staked mining prospects and the subsequent evaluation and assessment activities necessary to determine the viability of a mining prospect. We may not be able to locate or employ persons with the appropriate experience and skills to successfully execute our business plan. The inability to do these actions on a timely basis or at all may result in the delay of implementing our business plan thereby causing additional expense or our business failure.

Mineral exploration has many inherent risks of operations which may prevent ultimate success.

Mineral exploration has significant risks. Some of the risks include the following:

-- It is dependent on locating commercially viable mineralization in staked claims and skillful management of the prospect once found or located.

-- Mineralization may vary substantially in a prospect, rendering what was initially believed a profitable mineralization of little or no value.

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--       Mineral exploration and ultimate exploitation may be affected by unforeseen changes including:

                o        Changes in the value of minerals,
                o        Changes in regulations,
                o        Environmental concerns,
                o Technical issues relating to extraction, such as rock falls, subsidence, flooding and weather conditions, and
                o        Labor issues.

Our business future is dependent on finding prospects with sufficient mineralization and grade.

Our business model depends on locating one or more prospects with a sufficient amount of copper mineralization to justify surface and drilling sampling. No assurance can be give that our current data resources will be valuable in locating such a mineralization. Even if initial reports about mineralization in a prospect are positive, subsequent activities may determine that the prospect is not commercially viable. Thus, at any stage in the exploration process, we may determine there is no business reason to continue, and at that time, our resources may not enable us to continue exploratory operations and will cause us to terminate our business.

We are relying on dated geological reports to locate potential mineral deposits which may be inaccurate.

We are relying on reports typically several decades old to determine which potential mineral claims to stake. There is no sure method of verifying the care and manner used to prepare these reports without further verification by us and our agents. Verification is expected to be costly and may take a considerable period of time. Verification may result in our rejecting a prospect; however, we will have borne the expense of this determination with no likelihood of recovering the amounts expended. Decisions made without adequately checking the mineralization potential could result in significant unrecoverable expenses. Mineralization indications in a prospect initially thought to be valuable may turn out to be of little value. Therefore, investment funds will have been used with no value having been achieved.

If we are in default to Platoro West Incorporated, we will have to transfer all our interests in the staked claims to Platoro West Incorporated

The obligations of USI under its agreement with Platoro West Incorporated include payment of royalties and reimbursement of expenses. If USI is determined to be in default of any of its obligation to Platoro after relevant notice and cure periods, Platoro will be able to have USI transfer to it all the right, title and interest in the staked claims and the mineralization located therein to Platoro and retain all amounts and shares previously paid or issued to it. Therefore, if USI is in default to Platoro, it will lose all its current assets and may not be able to carry on its business. In such event, investors could lose their entire investment.

Regulatory compliance is complex and the failure to meet all the various requirements could result in fines or other limitations on the proposed business.

We will be subject to regulation by numerous Federal and state governmental authorities, but most importantly, by the Federal Environmental Protection Agency, the Bureau of Land Management, and comparable state agencies. The failure or delay in obtaining regulatory approvals or licenses will adversely affect our ability to explore for economically viable mineralizations and carry out our subsequent business stages. The failure to comply with any regulations or licenses may result in fines or other penalties. We expect compliance with these regulations to be substantial. Therefore, compliance with or the failure to comply with applicable regulation will affect the ability of USI to succeed in its business plans and to generate revenues and profits.

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The USI business plan is premised on growth in the use of copper, and if that does not occur, the prospect such as that held by USI may not be economical to mine.

The USI business plan depends in large part on an increased demand in the use of copper with a concomitant rise in market prices. An increase in market use and prices for copper will encourage industry interest in United States copper mine development and improve the likelihood of our overall success. If the use of copper does not increase appreciably, then it is the belief of USI that current sources of copper will remain adequate for market supply and sources like those USI is attempting to identify and explore will become marginalized. The result may be that USI will have to curtail its business plan and investors will lose their investment.

Competition may develop which will be better able to locate, stake and explore copper sources more cost effectively and quicker than USI.

There are numerous junior and developed mining and exploration companies in existence that may be attracted to the copper mining business if the use of the mineral or prices increase. USI believes there are a significant number of companies that could command greater resources than those available to USI to locate, stake and explore for copper resources. These companies may be able to reach production stages sooner than USI and obtain market share before USI.

USI will compete with other mining enterprises for appropriate consultants and employees.

USI will compete in the hiring of appropriate geological and environmental experts to assist with the location and exploration of claims and implementation of its business plan. USI believes it will have to offer or pay appropriate cash compensation and options to induce persons to be associated with a very early stage company. If USI is unable to make appropriate compensation packages available to induce persons to be associated with it because of its limited resources, USI will not be able to hire the persons it needs to carry out its business plan. In that event, investors will have their investment impaired or it may be entirely lost.

Risks Relating to Capital Requirements

We currently have insufficient capital to engage in exploratory activities and no sources for financing. The extent to which we will be able to implement our exploration for copper mineralization will be determined by the amount of financing we can raise.

USI will required additional funds to fund its operations.

USI will need additional capital to fund the full exploratory work on the current prospect or to locate, verify and develop additional prospects with viable mineralization of sufficient grade, where necessary, and to implement all the later aspects of the business plan. USI will have to obtain the funds from external sources from the sale of additional equity securities or debt securities. Without additional capital, USI will have to curtail its overall business plan or abandon it.

USI does not have any identified sources of additional capital, the absence of which may prevent USI from continuing its operations.

USI does not have any arrangements with any investment banking firms of institutional lenders. Because USI will need additional capital, it will have to expend significant effort to raise operating funds. These efforts may not be successful. If not, USI will have to limit or curtail operations.

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Risks Relating to the Market

There has been no prior market for our common stock and the market price of the shares may fluctuate widely. We cannot give any assurance that a trading market for our common stock will develop or, if a market does develop, the depth of the trading market for the common stock or the prices at which the common stock will trade.

There can be no assurance that a public market will develop for the common stock.

We plan to take action so that our common stock will trade on the Over-the-Counter Bulletin Board, operated by NASDAQ. Because the OTC BB is a broker driven market, before our stock may be listed and quoted, brokers must apply for it to be listed and then establish market levels for it to trade. We must wait until brokers take the appropriate action before our common stock will trade in that market. There can be no assurance that a market will develop for the common stock.

Investors may be not able to resell shares in the public markets.

The shares are defined as penny stock under the Securities and Exchange Act of 1934 and rules of the SEC. These rules impose additional sales practice and disclosure requirements on broker-dealers who sell our shares to persons other than certain accredited investors. For covered transactions, a broker-dealer must make a suitability determination for each purchaser and receive a purchaser's written agreement prior to sale. In addition, the broker-dealer must make certain mandated disclosures in transactions of penny stocks. Consequently, these rules may affect the ability of broker-dealers to make a market in our common stock and may affect the investors ability to resell shares.

Our directors and officers will have substantial ability to control our business direction.

Because our directors and officers own a substantial number of shares of common stock, they are in a position to control, or at the least, influence the election of our directors. Therefore, they are able to influence the business operation of USI.

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